CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Global Natural Resources Fund:

We consent to the use of our report dated October 8, 2013 to the Putnam Global Natural Resources Fund, included herein, and to the references to our firm under the captions “Financial highlights” in the Prospectus and “Auditor and Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
December 23, 2013